Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of February 4, 2016, by and between T.B.A. Insurance Group, Ltd., a Texas limited partnership having its principal offices located at 1900 L. Don Dodson Drive, Bedford, Texas 76021 (“Employer” or “Company”), and Matthew A. Freeman (“Employee”), collectively, the “Parties.”

WHEREAS, the Employer is an indirect subsidiary of State National Companies, Inc. (“State National”), and State National and its direct and indirect subsidiaries are the affiliates of the Employer;

WHEREAS, the Employer and its affiliates, in their business, use certain trade secrets, confidential information and data, confidential processes and confidential customer and supplier lists that will necessarily be communicated to, or acquired by, Employee by virtue of his employment by the Employer, and the Employer and its affiliates have expended and will expend considerable time, effort and money to develop said trade secrets and confidential information, data, processes and lists to promote and increase its business goodwill; and

WHEREAS, Employee is desirous of employment in the capacity set forth herein, and the Company desires to employ Employee provided that, in so doing, it can protect its trade secrets and confidential information, data, processes, customer and supplier lists, business, patronage and business goodwill;

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained in this Agreement, and for other good and valuable consideration, including without limitation employment with the Company, employment compensation and benefits, work experience, and access to the Company’s business relationships, trade secrets, Confidential Information and goodwill, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Employment and Title.  Employee hereby agrees to enter into the employment of the Employer, and the Employer hereby agrees to employ Employee, on the terms and conditions hereinafter set forth.  Employee’s employment under this Agreement will commence on February 8, 2016 (the “Effective Date”).  Employee’s job title shall be President of State National and its direct and indirect subsidiaries.  Employee shall report to the Chief Executive Officer of State National.

2.Compensation and Benefits.

(a)Base Salary.  The Employer shall pay to Employee a base salary at the initial rate of $550,000 per year, less applicable taxes and withholdings, payable in regular installments per the Company's general payroll practices, and prorated for partial years of employment (the “Base Salary”).  The Company in its sole discretion may increase the Base Salary from time to time, without otherwise affecting this Agreement.  The Company may not decrease Employee’s Base salary except (i) with the prior written approval of Employee, or (ii) as part of across-the-board salary cuts affecting all Senior Vice Presidents and above, as approved by the Board of Directors of State National or its designee (the “Board”).

(b)Annual Bonus.  Employee will be eligible for an annual discretionary performance bonus (the “Annual Bonus”) in the initial amount of $400,000 (the “Target Amount”), subject to enhancement, reduction or denial per the terms of the Employee’s executive bonus, incentive, or cash award plan for the then-applicable calendar year, and further subject to the determination, discretion, and approval of the Compensation Committee of the Board.  The

EMPLOYMENT AGREEMENT - 1

opportunity to earn the Annual Bonus and the amount of same will be determined by, and within the discretion of, the Compensation Committee of the Board, in accordance with key performance indicators as to both Employee and the Company; provided that, the Annual Bonus for Employee shall be based on the same overall performance metrics and structure as the annual bonus for the Chief Executive Officer of the Company.  Payment of the Annual Bonus, if any, will be made by no later than March 15th following the calendar year in which such bonus is earned.  Payment of the Annual Bonus is expressly conditioned on Employee being currently employed with the Company through and including December 31st of the calendar year in which such bonus is earned.  Notwithstanding the other terms of this Section, payment of the Target Amount of the Annual Bonus is guaranteed for 2016, provided that Employee does not resign without Good Reason (as such term is defined in the Parties’ separate Severance Agreement) and is not fired for Cause (as such term is defined in the Parties’ separate Severance Agreement), on or before December 31, 2016.

(c)Restricted Stock Award.  On January 1, 2017, Employee will be eligible to receive $250,000 in restricted stock of the Company, subject to enhancement or reduction (but not denial), per the terms of the State National Companies, Inc. 2014 Long-Term Incentive Plan and Employee’s separate Restricted Stock Award Agreement with the Company, and per the determination, discretion, and approval of the Compensation Committee of the Board.  On January 1, 2018 and thereafter on an annual basis, Employee will be eligible to receive restricted stock awards, subject to the terms and conditions of the State National Companies, Inc. 2014 Long-Term Incentive Plan and Employee’s separate Restricted Stock Award Agreement with the Company, and further subject to the determination, discretion, and approval of the Compensation Committee of the Board; provided, however, that Employee’s participation in such plan on January 1, 2018 and thereafter shall be at a level no less than the restricted stock granted to other senior executives of the Company, if any.

(d)Stock Option Award.  On the Effective Date, the Company will grant Employee 500,000 shares of stock option awards, vesting over a three year period beginning on the Effective Date, subject in all respects to the terms of the State National Companies, Inc. 2014 Long-Term Incentive Plan and Employee’s separate Stock Option Award Agreement with the Company.

(e)Automobile Allowance.  The Company will pay Employee a car allowance of $2,800 per month (the “Car Allowance”) on or the before the last business day of the month.  Payment of the Car Allowance is expressly conditioned on Employee being currently employed with the Company on the payment date.

(f)Commuting Expense Reimbursement.  From the date of execution of this Agreement by Employee until and including August 31, 2016, the Company will reimburse Employee for the reasonable costs of travel and lodging, for Employee and his spouse to commute from Atlanta, Georgia to Dallas, Texas for the purposes of relocation to the Dallas, Texas area and initial Company employment, in accordance with Company policy for business expense reimbursement.

(g)Relocation Expense Reimbursement.  By no later than December 30, 2016, the Company will reimburse Employee for the closing costs and broker’s commission for the sale of Employee’s home in Atlanta, Georgia; the closing costs for the purchase of Employee’s new home in or near Dallas, Texas; the costs for moving Employee’s property and that of his family to Employee’s new home in or near Dallas, Texas; and other reasonable expenses of relocation to the Dallas, Texas area, up to a combined aggregate maximum total of $150,000 (collectively,

EMPLOYMENT AGREEMENT - 2

“Relocation Expenses”), in accordance with Company policy for business expense reimbursement; provided, however, that if Employee is terminated from employment for Cause or resigns from employment without Good Reason within twenty (24) months of the Effective Date, Employee shall repay the Relocation Expenses, within six (6) months of the Termination Date.

(h)Business Expense Reimbursement.  The Company will reimburse Employee for Employee's reasonable business costs and expenses incurred in connection with the performance of Employee’s duties under this Agreement, in accordance with Company policy.

(i)Deductions.  All compensation payable to Employee under this Agreement is stated in gross amounts.  Employer shall have the right to deduct from the compensation payable to Employee all taxes which may be required to be deducted or withheld under any provision of applicable law (including, but not limited to, social security payments, income tax withholding and any other required deduction) now in effect or which may become effective any time during the term of this Agreement.

(j)Vacation.  Employee shall accrue four (4) weeks of vacation annually; provided, however, that vacation leave planned by Employee prior to the Effective Date for the months of March, April and July 2016 is hereby authorized and approved, and shall not be counted against any portion of the four (4) weeks of annual vacation leave provided for in this Section.  For purposes of entitlement, vacation is accrued monthly from the Effective Date.

(k)Other Benefits.  During the Employment Period, Employee may participate in all benefit plans and programs for which similarly situated executive employees of the Company are eligible, subject to the terms of such plans and programs.  Subject to applicable law, the Company in its sole discretion may change or terminate Employee’s benefits from time to time, without otherwise affecting this Agreement.

3.Job Duties.  Employee will have job duties commensurate with Employee’s job title within State National’s industry, subject to the direction of the Chief Executive Officer and the authority and control of the Board of State National.  Employee shall devote his full business time and his best efforts, skills and abilities exclusively to the performance of his job duties and to the furtherance and preservation of the Employer's and State National’s business.  Employee shall use his best efforts to further and preserve the goodwill of all employees, customers, suppliers and other persons or entities having business relations with Employer.  Performance reviews will be conducted annually in a month predetermined by Employer, in conjunction with the compensation process.  Subject to the limitations set forth herein, Employee may participate in civil, charitable and religious activities and to business of a purely personal nature, so long as such duties do not materially interfere with Employee’s performance of his duties hereunder.

4.Employment At-Will; Final Compensation.  It is recognized and agreed that Employee's employment with the Company is at-will and shall continue indefinitely until terminated by either Employee or the Employer at any time, for any reason not prohibited by law or for no reason, with or without cause or notice, subject to Company policy and the terms of the Parties’ agreements.  All rights of Employee to compensation and benefits from the Company will cease as of the Termination Date, except that the Company will pay Employee the following compensation, if any such compensation is accrued and unpaid, subject to Company policy:  (a) Base Salary, prorated through the Termination Date; (b) reimbursable expenses; (c) vested benefits due for payment under applicable benefit plans, if any; (d) the cash equivalent of unused paid vacation days, subject to the terms of the Company’s employee policies; and (e) severance pay, if any, subject to the terms of the Parties’ separate Severance Agreement.  Except as otherwise provided herein or in other agreements between the Parties, all final compensation will be paid

EMPLOYMENT AGREEMENT - 3

in the same manner and on the same date as would have occurred if Employee’s employment under this Agreement had not ceased.

5.Company Rules.  At all times during the course and scope of his employment, Employee shall strictly adhere to and obey all of the Company's policies, rules and regulations now in effect or subsequently promulgated by the Employer governing the conduct of Company employees.  In the event of a conflict between this Agreement and applicable policies, rules and regulations of the Company, this Agreement will govern.

6.Discoveries.   Employee hereby irrevocably grants, assigns, conveys and otherwise transfers to Employer, its respective successors, licensees and assigns, or its designee, as the Employer’s sole property, all of Employee’s right, title and interest worldwide in and to any and all patents, patent applications, and patent rights, all inventions (including without limitation all types of technical, artistic or commercial creative work), innovations, discoveries, creative works, works of authorship, improvements, developments, modifications, enhancements, software, computer programs, mask works and mask work rights, concepts, ideas, know-how, methods, designs, formulations, drawings, analyses and reports, sui generis database rights, all similar or related information (in each case whether or not patentable, or registrable under copyright or similar laws), all copyrights and copyrightable works, all Confidential Information (as defined herein, including but not limited to trade secrets, confidential information and rights to same), all trademarks, branding and service marks, and all other forms of intellectual property and industrial property rights of any sort throughout the world, which is directly or indirectly written, conceived, discovered, reduced to practice, developed and/or made by Employee, during the term of Employee’s employment with or services to Company, whether in oral, written, tangible or intangible form: (a) alone or with others within the course and scope of Employee’s employment duties with or services to the Company (including without limitation, employment or services prior to the Effective Date); (b) using any equipment, supplies, facilities, assets, information (including without limitation Confidential Information), or resources of the Company; and/or (c) relating to or resulting from the Company’s actual or planned business, products, services or research and development (“Intellectual Property”).  Employee forever waives any and all right, title and interest to all Intellectual Property.  Employee agrees that he will promptly and fully inform and disclose to Employer all Intellectual Property.  In accordance with the foregoing assignment, Employer shall hold all ownership to all rights, without limitation, in and to all Intellectual Property.  Employee shall assist Employer in obtaining patents, copyrights or other protective rights on all such inventions, designs, improvements, ideas and discoveries deemed necessary by Employer, and shall execute all documents and do all things necessary to obtain letters patent, copyrights or other protective rights to vest the Employer with full exclusive right, title, and interest thereto, and to protect the same against infringement by others, all without further compensation or consideration.

7.Confidential Information.  In consideration of the restrictive covenants contained herein, Employer will provide Employee with access to Confidential Information (as defined herein) as reasonably necessary for the performance of Employee’s job duties.  For the purpose of this Agreement, “Confidential Information” means any and all information, material and/or data of, relating to, in the possession of, prepared by, prepared for, obtained by and/or compiled by the Company or its affiliates (and/or their customers), regardless of media or format, that is confidential, proprietary and/or a trade secret: by its nature; based on how it is treated or designated by the Company or any customer; based on the significance of its existing or potential commercial value or business utility; such that its retention, withholding, appropriation, use or disclosure would have a material adverse effect on the business or planned business of the Company; and/or as a matter of law.  By way of example, the term “Confidential Information” may include:  formulas, patterns, devices, secret inventions, processes, computer programs, compilations of information, records, specifications, sales procedures, customer requirements, pricing techniques, customer (and prospective customer) and supplier information, methods, strategies and plans of doing business,

EMPLOYMENT AGREEMENT - 4

research, designs, data, charts, budgets, contractor names, pricing and cost information, development information, production and planning information, sales and marketing information and other confidential information.  Confidential Information specifically includes, without limitation, any and all information, material and/or data that is referenced in the foregoing definition and examples of Confidential Information, that is created, contributed by, discovered, known to, disclosed to, accessed by, and/or developed by Employee during the Employment Period, and/or that otherwise comes within Employee’s possession, custody or control as a result of Employee’s employment with the Company.  Employee acknowledges that such Confidential Information is owned and shall continue to be owned solely by Employer and/or its respective affiliate, and that Employee does not have any ownership or other rights in or to the Confidential Information.  Employee shall not, in any manner, directly or indirectly:  (a) retain, withhold, take, use or disclose any Confidential Information, except for the benefit of the Company or its affiliates, within the course and scope of Employee’s employment; or (b) circumvent, interfere with or otherwise diminish the value of any Confidential Information to the Company and its affiliates.  Employee shall protect and safeguard the Confidential Information as secret.  Employee shall promptly deliver to the Company all Confidential Information within Employee’s possession, custody or control immediately upon the Company’s request and/or the Termination Date, as applicable.  The Company will have the right of reasonable access to review, inspect, copy and/or confiscate Confidential Information.  Both during and after the Employment Period, Employee shall promptly and timely provide the Company with a description, and if applicable, a copy, of any formal written demand or legally enforceable request, by legal process or otherwise, seeking Employee’s direct or indirect disclosure of any Confidential Information to any person or entity.  The Company will have the right to act in Employee’s name, place and stead to defend and protect against the unauthorized retention, withholding, appropriation, use and/or disclosure of Confidential Information.  Confidential Information does not include material, data and/or information that: (i) the Company and/or any affiliate has voluntarily and intentionally placed in the public domain for public disclosure; (ii) has been lawfully and independently developed and publicly disclosed by third parties without any direct or indirect access to any Confidential Information; and/or (iii) otherwise enters the public domain through lawful means, including compulsory legal process or court order; provided, however, that the unauthorized retention, withholding, appropriation, use or disclosure of Confidential Information by Employee, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.  During the Employment Period, Employee shall not possess, retain, withhold, take, use, or disclose and/or bring onto the Company’s premises any confidential or proprietary information of any customer or other third-party person or entity, unless lawfully authorized to do so, for the Company’s benefit within the course and scope of Employee’s employment, and consistent with the Company’s agreement(s), if any, with such customer or other third-party.

8.Documents.  All files, records, documents, drawings, specifications, information, data and similar items relating to the business of Employer and/or its affiliates, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of Employer or its affiliates.  Under no circumstances shall Employee remove from the premises of Employer or any of its affiliates any of Employer’s or its affiliate’s books, records, documents or customer (or prospective customer) lists, or make any copies of such books, records, documents or customer (or prospective customer) lists for use outside of Employer’s office, except for the benefit of Employer or its affiliates, within the course and scope of Employee’s employment.  Any such books, records, documents or other materials or copies thereof in Employee’s possession or under his control shall be immediately returned to the Employer upon termination or cessation of Employee’s employment.

9.Restrictive Covenants During Employment.  During his employment with the Company, Employee shall not, without the prior written consent of the Company, either directly or indirectly:  (a) invest, participate or engage in any business, or prepare to invest, participate or engage in any business, that is competitive with that of Employer or any of its affiliates, or otherwise accept or prepare to accept

EMPLOYMENT AGREEMENT - 5

employment with, or render services or prepare to render services to, a competitor of Employer or any of its affiliates as a director, manager, officer, agent, employee, consultant or otherwise; (b) solicit or accept or attempt to solicit or accept, or prepare to solicit or accept or attempt to solicit or accept, business that is competitive with the business being conducted by Employer or any of its affiliates from any Customers (as defined herein); or (c) engage in other activity or conduct which creates a conflict of interest between Employee and the business interests of Employer and/or its affiliates, per the terms of the Company’s Code of Business Conduct and Ethics.

10.Post-Employment Restrictive Covenants.  In consideration of the mutual promises herein (including Employer’s promise to provide Employee with Confidential Information), upon termination or cessation of employment with Employer for any reason or for no reason and during the Restricted Period (as defined herein), Employee covenants and agrees that Employee, individually, shall not, without the prior written consent of Employer, directly or indirectly, in any Capacity (as defined herein):

(a)engage in Restricted Activities (as defined herein) for a Competing Business (as defined herein) within the Geographic Area (as defined herein);

(b)induce, or attempt to induce, any Customer (as defined herein), regardless of whether Employee initiates contact for such purposes, to: (i) do business with a Competing Business; or (ii) reduce, restrict or terminate business relationships with the Company and/or its affiliates; and/or

(c)(i) attempt to or actually solicit any then-current employee or independent contractor of the Company, to work or provide services to a person or entity other than the Company, regardless of whether Employee initiates contact for such purposes; or (ii) employ and/or establish an independent contractor relationship with any person who is a then-current employee or independent contractor of the Company.

11.Definitions.  Initial capitalized terms not otherwise defined herein have the following definitions:

(a)“Capacity” means, on Employee’s own behalf and/or on behalf of any other person or entity, owning, investing or otherwise taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, providing services as a consultant or independent contractor to, and/or participating in the ownership, management, operation or control of; provided, however, that this definition does not preclude ownership of less than 1% of the outstanding equity securities of any publicly reporting company.

(b)  “Competing Business” means any person or entity in the business of supplying, creating, producing, designing, selling and/or marketing, as applicable, products and/or services that are the same or substantially similar to the products and/or services that the Company or its affiliates supplied, created, produced, designed, sold and/or marketed during the Reference Period, including but not limited to, any person or entity in the business of providing, or performing services related to:  (i) fronting (as that term is commonly understood in State National’s industry, where a majority of the business risk is ceded to another party for insurance or reinsurance portfolios), and/or (ii) automobile collateral protection insurance.

(c)“Customer” means any person or entity in an actual or prospective customer, insurer, or reinsurer relationship with the Company and/or any of its affiliates:  (i) for which

EMPLOYMENT AGREEMENT - 6

Employee, or any employees working under Employee’s direct supervision, had responsibility during the Reference Period; (ii) that holds a contract with Employer or any of its affiliates; (iii) that had a written contract proposal made to it by Employer or any of its affiliates within the Reference Period; (iv) that Employee had contact with during the Reference Period; and/or (v) about which Employee learned Confidential Information as a result of employment with the Company or any of its affiliates.

(d)“Employment Period” means Employee’s term of employment, from the first day of Employee’s work for the Company or its affiliates through the last day of Employee’s work for the Company or its affiliates.  The Employment Period is not dependent on the date of this Agreement.

(e)  “DISPUTE(S)” means any controversies or claims (including all claims pursuant to common and/or statutory law) between the Parties, including without limitation, any controversies and/or claims arising from and/or relating to:  (i) the subject matter of this Agreement, the Parties other agreements, and/or Employee’s plans and benefits with the Company; (ii) Employee’s employment with, termination, or resignation from the Company and/or its affiliates; and/or (iii) the Parties’ relationship.

(f)“Geographic Area” means:  (i) the geographic area encompassed by Employee’s job duties, responsibilities and actual job activities for the Company or its affiliates during the Reference Period; and/or (ii) the counties encompassing the office(s) of the Company or its affiliates where Employee worked, was based, was supported and/or for which the Employee was responsible, during the Reference Period.

(g)“Reference Period” means the lesser of:  (i) the Employment Period; or (ii) the eighteen (18) months prior to the Termination Date.

(h)“Restricted Activities” means work activities, duties and/or responsibilities that are the same as, substantially similar to, or include, the kind of work activities, duties and/or responsibilities that Employee had with the Company or its affiliates during the Reference Period.

(i)“Restricted Period” means the twenty-four (24) month period commencing on the Termination Date.

(j)“Termination Date” means the last day of the Employment Period.

12.Employee Warranties.  Employee represents and warrants that Employee has provided the Company with a true and correct copy of all currently enforceable employment or contractor agreements to which Employee is a party, and that as of the Effective Date, Employee has not violated any lawful provisions of any such agreements.  Employee acknowledges the Company’s policy and practice to respect the information and property rights of others.  Employee represents and warrants that Employee does not have possession, custody or control of any confidential, proprietary or trade secret information of any former employer or third-party.  Except with respect to matters previously disclosed in writing by Employee to the Company, Employee represents and warrants that Employee’s execution and performance of this Agreement does not and will not conflict with, violate, or cause a default under any lawful obligation by which Employee is bound.

13.Corporate Opportunities.  During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which

EMPLOYMENT AGREEMENT - 7

Employee becomes aware, outside of the course and scope of Employee’s Company employment, which may affect the Company or relate to its business (“Corporate Opportunities”).  Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

14.Life Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Employee in any amount or amounts considered advisable.  Employee agrees to cooperate in any medical or other examination, supply any information, and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

15.Cooperation.  During and after the Employment Period, Employee shall cooperate with the Company in any internal investigation, administrative, regulatory or judicial investigation or proceeding, or any dispute with a third-party, as reasonably requested by the Company, including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents, all at times and on schedules reasonably consistent with Employee’s activities and commitments.

16.UNDERSTANDING.  EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS READ THIS AGREEMENT BEFORE SIGNING IT, AND THAT EMPLOYEE FULLY UNDERSTANDS ITS PURPOSES, TERMS AND PROVISIONS, WHICH EMPLOYEE EXPRESSLY ACKNOWLEDGES TO BE REASONABLE IN ALL RESPECTS.  Employee further acknowledges receipt of one copy of this Agreement.

17.Modification of Restrictions.  The post-employment restrictive covenants contained in this Agreement are intended to limit Employee's right to compete only to the extent necessary to protect the Employer's business and goodwill.  The Parties agree that if any post-employment restrictive covenant set forth herein is found to be unreasonable as to scope, time period, territorial restraint or otherwise by a court of competent jurisdiction, then the Parties agree and submit to the reduction thereof to such scope, time period or territory as is deemed reasonable by such court.

18.Acknowledgments.  Employee hereby acknowledges that his employment under this Agreement is not for any definite period or successions of periods and that no representative of the Company, other than the Chief Executive Officer of the Company or a duly authorized designee of the Board, has any authority to enter into any agreement for employment for any specified period of time or to make an agreement contrary to the terms and provisions of this Agreement.  Employee further acknowledges: (a) that in the event his employment with Employer terminates for any reason or for no reason, he will be able to earn a livelihood without violating the post-employment restrictive covenants contained in Section 10 of this Agreement; (b) that he is capable of pursuing a career and earning a livelihood in other businesses or industries within the Geographic Area that are not competitive with the business of the Employer or its affiliates; and (c) that his ability to earn a livelihood without violating such restrictive covenants is a material condition to his employment.

19.Survival.  The obligations contained in this Agreement which by their terms are intended to survive this Agreement, shall survive cessation of employment and the termination of this Agreement.  In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement.  The existence of any claim or cause of action of Employee against the Employer, whether predicated on this Agreement or otherwise, shall not

EMPLOYMENT AGREEMENT - 8

constitute a defense to the enforcement by the Employer of the restrictive covenants contained in this Agreement.

20.Severability.  If any provision, section, paragraph or subparagraph of this Agreement is adjudged by any court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, sction, paragraph or subparagraph.  Each provision, section, paragraph and subparagraph of this Agreement is separable from every other provision, section, paragraph and subparagraph, and constitutes a separate and distinct covenant.

21.Injunctive Relief.  The Company and Employee agree that the services to be rendered by Employee on behalf of the Company under this Agreement are strictly personal and that this Agreement has been entered into because of the special and peculiar fitness and experience of Employee therefor, and as a result of a breach of any of the restrictive covenants set forth herein, the Company will suffer irreparable harm which cannot be adequately or solely measured by rules of law.  Therefore, the Company and Employee agree that, in the event Employee shall breach or violate, or threaten to breach or violate, any of the restrictive covenants set forth herein, the Company, in addition to all the remedies which may be available to it, and without waiver of any claim for money damages or the necessity of securing or posting a bond or any other security in connection with such remedy, may proceed against Employee by injunction or other appropriate remedy to prevent Employee from violating such provisions.

22.Waiver of Rights.  If in one or more instances either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement; the obligations of both Parties shall continue in full force and effect.

23.Applicability.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors, permitted assigns, executors, administrators and personal representatives.  This Agreement is personal in nature and Employee shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.  Employer may assign or transfer this Agreement to any of its affiliates; and in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, this Agreement shall inure to the benefit of and be binding upon the successor to the Company's business and assets.

24.Notices.  Any notice or communication required or permitted hereunder shall be given in writing and shall be (a) sent by first class registered or certified United States mail, postage prepaid, (b) sent by overnight or express mail or expedited delivery service, (c) delivered by hand or (d) transmitted by wire, telex or telefax, addressed as follows:

If to Employee, to the attention of Matthew A. Freeman at the most recent home address provided to Company.

If to Company:	1900 L. Don Dodson Drive
Bedford, Texas 76210
Fax: (817) 861-1051
Attn: Chief Executive Officer

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party in accordance herewith.  Any such notice or communication shall be deemed to

EMPLOYMENT AGREEMENT - 9

have been given as of the date of receipt by the addressee thereof or, if earlier, as of the date of first attempted delivery during normal business hours at the address and in the manner provided above.

25.Entire Agreement.  This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the same, except for the Parties’ separate Severance Agreement, and benefit, retirement, equity and incentive plans.

26.Governing Law and Exclusive Venue.  This Agreement, and the rights and obligations of the Parties, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflict of laws rules of that state.  EMPLOYER AND EMPLOYEE CONSENT, STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY DISPUTE OR LITIGATION ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE TARRANT COUNTY, TEXAS AND EACH OF EMPLOYER AND EMPLOYEE HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF APPROPRIATE JURISDICTION LOCATED IN TARRANT COUNTY, TEXAS FOR SUCH PURPOSE.

27.WAIVER OF TRIAL BY JURY.  THE PARTIES EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES.  The Parties acknowledge that: (a) they are waiving the right to trial by jury; (b) they have each knowingly and voluntarily entered into this waiver of trial by jury; and (c) this Agreement shall evidence the Parties’ waiver of jury trial, and consent to bench trial, for all DISPUTES.

28.Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, whether plaintiff or defendant, shall be entitled to recover from the other party reasonable attorneys' fees and expenses in addition to any other relief to which he or it may be entitled.

29.Modification.  No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

30.Interpretation.  Initial capitalized terms not otherwise defined herein have the definitions stated in the Parties’ separate Severance Agreement.  In this Agreement, (a) “including” does not denote or signify any limitation; (b) “Section” is a reference to a Section in this Agreement, including any subparts as applicable, unless otherwise stated; (c) “herein,” “hereunder,” “hereof” and similar terms are references to this Agreement as a whole, and not to any particular provision of this Agreement; (d) “affiliate(s)” shall include each party’s, or the subject person’s or entity’s, respective successors, heirs, employees, agents, representatives, attorneys, officers, directors, partners, members, managers, related insurance and financial services entities and businesses, direct and indirect subsidiaries and parents, and assigns, as applicable; and (e) “Employer” and “Company” include any successors to or permitted assigns of Employer.  Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, and the singular shall include the plural, and vice versa.  The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement

31.Counterparts.  This Agreement may be executed in counterparts (including by facsimile or portable document format (“PDF”)), each of which shall be deemed an original and both of which together shall constitute one and the same instrument.  At the request of either Employer or Employee, the other party will confirm facsimile or PDF counterparts by signing a duplicate original document.

EMPLOYMENT AGREEMENT - 10

32.NO RELIANCE.  NO PARTY IS RELYING ON ANY REPRESENTATION OR STATEMENT OF THE OTHER PARTY OUTSIDE OF THE TERMS OF THIS AGREEMENT; THE PARTIES HAVE ENTERED INTO THIS AGREEMENT BASED EACH ON THEIR OWN INDEPENDENT JUDGMENT.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK.

THE SIGNATURE PAGE IS NEXT.

EMPLOYMENT AGREEMENT - 11

NOTICE:  THIS AGREEMENT CONTAINS RESTRICTIVE COVENANTS AND A WAIVER OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMPLOYER:

T.B.A. INSURANCE GROUP, LTD.

By:	SNC Financial GP, LLC, its general partner

	By:	/s/ Terry L. Ledbetter
	Name:	Terry L. Ledbetter
	Title:	Chief Executive Officer

EMPLOYEE:

/s/ Matthew A. Freeman
Matthew A. Freeman

EMPLOYMENT AGREEMENT - 12